SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported) April 11, 1997


                       Registrant; State of Incorporation; IRS Employer
COMMISSION FILE NUMBER ADDRESS; AND TELEPHONE NUMBER       IDENTIFICATION NO.

1-5532                 PORTLAND GENERAL CORPORATION        93-0909442
                       (an Oregon Corporation)
                       121 SW Salmon Street
                       Portland, Oregon 97204
                       (503) 464-8820


1-5532-99              PORTLAND GENERAL ELECTRIC COMPANY   93-0256820
                       (an Oregon Corporation)
                       121 SW Salmon Street
                       Portland, Oregon 97204
                       (503) 464-8000



                     121 S.W. SALMON STREET, PORTLAND, OREGON            97204

                      (Address of principal executive offices)         (zip
code)

               Registrant's telephone number, including area code 503-464-8820

ITEM 5.              OTHER EVENTS

REVISED MERGER AGREEMENT - On April 14, 1997 Enron Corp. (Enron) and Portland General Corporation (PGC) announced that their Boards of Directors have approved an amendment (Amendment) to the Amended and Restated Agreement and Plan of Merger, dated as of July 20, 1996 and amended and restated as of September 24, 1996, by and among PGC, Enron, and Enron Oregon Corp. (Merger Agreement). The amendment provides for a new share exchange ratio. The previous ratio of 1.0 to 1.0 has been adjusted to a ratio of 0.9825 shares of Enron common stock for every 1.0 share of PGC common stock. The amended Merger Agreement requires PGC shareholder approval. A shareholder vote is currently scheduled to take place at PGC's annual shareholder meeting scheduled for June 24, 1997.

Enron and PGC intend to submit a proposal for merger approval that includes a commitment that Portland General Electric Company (PGE) customers will receive guaranteed merger benefits of $141 million. This proposal will respond to the final report issued by the staff (Staff) of the Oregon Public Utility Commission (OPUC) on April 11, 1997. The Staff's final report recommended that the merger not be approved because Enron had not shown that the merger would serve PGE customers in the public interest. The parties to the merger will have the opportunity to file comments on the final Staff report and to present oral arguments to the OPUC. An order from the OPUC is scheduled for June 4, 1997.

For further background information regarding the proposed merger see the PGE and PGC report on Form 10-K for the year ended December 31, 1996 and report on Form 8-K dated March 12, 1997.

ITEM 7.                FINANCIAL  STATEMENTS,  PRO FORMA FINANCIAL  INFORMATION
AND EXHIBITS

Exhibit 2 - First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of April 14, 1997, by and among Enron Corp., Portland General Corporation and Enron Oregon Corp.


                                Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                       Portland General Corporation
                       Portland General Electric Company


April 16, 1997         By                /S/        JOSEPH       E.       FELTZ

                                          Joseph E. Feltz
                                       Assistant Controller
                                       Assistant Treasurer